Deloitte LLP Bay Adelaide East 8 Adelaide Street West Suite 200 Toronto, ON M5H 0A9 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca
January 31, 2022
Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549

We have read Item 16F in this Form 20F of Li-Cycle Holdings Corp. dated January 31, 2022 and have the following comments:

1.We agree with the statements made in “Resignation/dismissal of independent registered public accounting firm” as it relates to us.
2.We have no basis on which to agree or disagree with the statements in “Engagement of new independent public accounting firm”.

Yours truly,

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada